SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

October 8, 2004

WADDELL & REED FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-13913	51-0261715
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6300 Lamar Avenue

Overland Park, Kansas 66202

(Address of Principal Executive Offices) (Zip Code)

(913) 236-2000

(Registrant’s telephone number, including area code)

(Registrant’s Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry into a Material Definitive Agreement.

The information provided in Item 2.03 below is incorporated herein by reference.

Item 1.02                                             Termination of a Material Definitive Agreement.

Immediately prior to Waddell & Reed Financial, Inc. (the “Company”) entering into the $200 million credit agreement referenced in Item 2.03 below, the Company terminated its existing $200 million credit facility on October 8, 2004.  The lending commitments under the prior credit facility were evidenced by the Credit Agreement, dated October 10, 2003, by and among the Company, the lenders party thereto and JPMorgan Chase Bank, as Administrative Agent for the lenders, and were scheduled to expire on October 9, 2004.

Item 2.03                                             Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

General

On October 8, 2004, the Company entered into a credit agreement with the lenders party thereto and JPMorgan Chase Bank, as Administrative Agent for the lenders (the “Credit Agreement”).  The Credit Agreement provides for an unsecured $200 million revolving credit and competitive advance facility, which the lenders may, upon the Company’s request, expand up to $300 million.  The lending commitments under the Credit Agreement are scheduled to terminate on October 7, 2005.  Upon the credit facility’s termination, the Company must repay all outstanding loans under the credit facility or convert such loans into term loans that become due six months thereafter.

The credit facility is available for general corporate purposes, including repurchases of the Company’s Class A common stock and consummating permitted acquisitions.  As of the date of this Report, there were no loans outstanding under the credit facility.

Interest and Fees

At the Company’s election, loans under the credit facility will bear interest at one of the following options: (1) the alternative base rate which is the greater of (a) the effective prime rate announced by JPMorgan Chase Bank, or (b) the effective federal funds rate, plus 0.5%, (2) an adjusted LIBO rate, plus a margin of 0.295% to 1.325% (depending upon the Company’s credit rating), (3) pursuant to the competitive bid features of the credit facility, the effective LIBO rate, plus a margin specified by the lender advancing the loan, or (4) pursuant to the competitive bid features of the credit facility, a fixed rate specified by the lender advancing the loan.  The Company is required to pay accrued interest at established intervals, which is based upon the Company’s elected interest period.

The Company pays a quarterly facility fee of .080% to 0.175% (depending upon the Company’s credit rating) on the aggregate commitment of the credit facility, whether used or unused, plus an additional 0.75% fee when facility is first drawn upon.

Covenants and Events of Acceleration

The Credit Agreement contains customary covenants, including but not limited to, restrictions on the Company’s ability, and in certain instances its subsidiaries’ ability, to incur liens, make acquisitions, investments and capital expenditures, pay dividends, sell or transfer assets and stock, and enter into hedging agreements.  The Credit Agreement also limits the Company’s subsidiaries’ ability to incur additional indebtedness.  Additionally, the Company may not permit its consolidated leverage ratio to equal or exceed 3.0 to 1.0 or its consolidated interest coverage ratio to equal or be less than 4.0 to 1.0 during specified periods.

Upon the occurrence of certain events of default, the Company’s obligations under the credit facility may be accelerated and the lending commitments under the credit facility terminated.  Such events of default include payment defaults to the lenders, material inaccuracies of representations and warranties, covenant defaults, material payment defaults (other than under the credit facility), voluntary and involuntary bankruptcy proceedings, material money judgments, material ERISA events, change of control of the Company and other customary defaults.

Existing Relationships with Lenders

We have ongoing relationships with all of the lenders that are parties to the amended and restated credit facility for which they have received customary fees and expenses. Certain of the lenders provide commercial banking services, including custody and cash management services. We have also entered into an interest rate swap agreement with one of our lenders. Affiliates of certain of the lenders have also acted as underwriters for issuances of our senior notes and equity securities, and also provide various services to our affiliated mutual funds.  JPMorgan Chase Bank also acts as trustee for our senior notes.

The description set forth in this Item 2.03 is qualified in its entirety by reference to the full text of the Credit Agreement filed as Exhibit 10.1 to this Form 8-K.

Item 9.01                                             Financial Statements and Exhibits.

(c)                                  Exhibits.

10.1                                                                           Credit Agreement, dated October 8, 2004, by and among Waddell & Reed Financial, Inc., the Lenders and JPMorgan Chase Bank.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WADDELL & REED FINANCIAL, INC.
(Registrant)

Date: October 14, 2004	By:	/s/ Daniel P. Connealy
Senior Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Credit Agreement, dated October 8, 2004, by and among Waddell & Reed Financial, Inc., the Lenders and JPMorgan Chase Bank.